Exhibit 5.2

July 12, 2019

Nuvectra Corporation

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Re:      Registration Statement on Form S-3)

Ladies and Gentlemen:

We have acted as counsel to Nuvectra Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated July 12, 2019, to the Prospectus, dated July 12, 2019, included in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time by the Company of shares of its common stock, par value $0.001 per share (the “Shares”), in an aggregate offering price of up to $25,000,000. The Shares will be sold pursuant to an Equity Distribution Agreement (the “Equity Distribution Agreement”), dated July 12, 2019, between the Company and Piper Jaffray & Co., as sales agent.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for as described in the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

LK / AWE